SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 2, 2008 (December 26, 2007)

ATLANTIC AMERICAN CORPORATION
 (Exact Name of Registrant as Specified in Its Charter)

Georgia (State or Other Jurisdiction of Incorporation)	0-3722 (Commission File Number)	58-1027114 (I.R.S. Employer Identification No.)

4370 Peachtree Rd., N.E. Atlanta, Georgia (Address of Principal Executive Offices)		30319 (Zip Code)

Registrant's Telephone Number, Including Area Code: (404) 266-5500

N/A

(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant's Business and Operations

Item 1.01	Entry into a Material Definitive Agreement

On December 27, 2007, Atlantic American Corporation (the “Company”) announced that it had entered into a Stock Purchase Agreement (the “Agreement”), dated December 26, 2007, with Columbia Mutual Insurance Company (“Columbia”). Pursuant to the Agreement, the Company has agreed to sell to Columbia all of the stock of the Company’s wholly owned subsidiaries Georgia Casualty & Surety Company (“Georgia Casualty”), Association Casualty Insurance Company (“Association Casualty”) and Association Risk Management General Agency, Inc. (“Risk Management”). Georgia Casualty, Association Casualty and Risk Management comprise the Company’s Regional Property & Casualty business unit.

The purchase price, to be paid in cash, will be equal to the adjusted statutory capital and surplus, as defined in the Agreement, of each of the companies at December 31, 2007, plus $4.5 million. The transactions contemplated by the Agreement are expected to close not later than March 31, 2008, pending the receipt of all relevant regulatory approvals.

In addition to the required receipt of all relevant regulatory approvals, the consummation of the transactions contemplated by the Agreement is subject to the satisfaction of a number of conditions customary for transactions of this nature, and the prior completion of the transfer by the Company of certain of its investment assets out of the Regional Property & Casualty business unit. If either the Company or Columbia terminate the Agreement in certain instances as set forth therein, such party would be liable to the other for a fee in the amount of $2.0 million.

A copy of the press release announcing the entry into the Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by this reference.

Section 9 - Financial Statements and Exhibits.

Item 9.01	Financial Statements and Exhibits
	(d)	Exhibits.
The following exhibit is filed with this Current Report:
		Exhibit No.	Exhibit Description
		99.1	Press release, dated December 27, 2007

SIGNATURE

           Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATLANTIC AMERICAN CORPORATION

/s/ John G. Sample, Jr.
By: John G. Sample, Jr. Senior Vice President and Chief Financial Officer

                          Date:   January 2, 2008

EXHIBIT INDEX

Exhibit No.	Exhibit Description
99.1	Press release, dated December 27, 2007